EXHIBIT 7.3

             LETTER OF INTENT - INTERNATIONAL MERCANTILE CORPORATION
                           a/k/a MICROMATIX.NET, INC.



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                                November 19, 1999



International Mercantile Corporation
a/k/a MicroMatix.net, Inc.
1111 Kneeh Avenue
Baltimore, Maryland

Attn:   Mr. Frederic Richardson

                 Re:      Letter of Intent

Dear Sirs:

     This letter will serve to confirm our recent discussions regarding the proposed issuance to and purchase by WatchOut! Inc. d/b/a Innovative Cybersystems Corporation (the "Buyer") of certain preferred shares of International Mercantile Corporation a/k/a MicroMatix.net, Inc. (the "Company"). Such preferred stock investment and the related transactions described herein are collectively referred to as the "Investment".

1. STRUCTURE AND TERMS. The investment will be structured as a purchase by the Buyer from the Company of authorized but unissued preferred shares of the Company (the "Preferred Stock") which will have rights, powers, preferences and limitations as set forth in a certificate of designations to be mutually agreed upon and effective at the time of closing, which will include the following:

     A. DIVIDENDS. The holders of the Preferred Stock shall be entitled to receive, if, as and when any dividend or distribution is declared or paid on the common stock of the Company from time to time, an equal per share dividend (calculated as if the Preferred Stock had been converted into common stock of the Company, in accordance with paragraph 1(c) below, on the record date established to determine the holders entitled to receive such dividend or distribution).

     B. LIQUIDATION PREFERENCE. The Preferred Stock will, upon any liquidation, dissolution or winding up of the Company, rank senior to all other capital stock of the Company, and will entitle the holders thereof to receive, out of the assets available for distribution to stockholders, aggregate amounts equal to the aggregate purchase price paid for the Preferred Stock (including, to the extent applicable, the immediate cancellation of any remaining payment obligations under paragraph 2 below).


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     C.  CONVERSION.  The Preferred Stock shall be convertible in whole (but not in part), at any time at the option of the holders of a majority of the Preferred Stock, into a number of shares of Class A common stock of the Company equal to 30% of the fully diluted common stock of the Company (on a pro forma basis, after giving effect to such conversion and the exercise or conversion of all then outstanding options, warrants, convertible securities or other rights to acquire common stock of the Company). In addition to such optional conversion rights, the Preferred Stock shall automatically convert, in whole, into a number of shares of Class A common stock of the Company equal to 30% of the fully diluted common stock of the Company (calculated as aforesaid), on the earlier of
(i) the later of (A) the first  sale of shares of common  stock by the  Company,
subsequent  to  the  closing  of  the  Investment,   pursuant  to  a  registered
underwritten   public  offering  of  common  stock  of  the  Company,   (B)  the
consummation of the Company's proposed acquisition of or business combination with __________ or any other entity satisfactory to the holders of a majority of the Preferred Stock, or (C) February 15, 2000, or (ii) July 31, 2000.

     D. VOTING RIGHTS. In addition to any separate class voting rights provided by applicable law, the Preferred Stock shall have the right to vote with the common stock of the Company (voting as a single class) on all matters submitted or required to be submitted to the stockholders of the Company for their vote, consent or approval. The Preferred Stock shall collectively be entitled to a number of votes equal to the number of shares of common stock of the Company into which the Preferred Stock would be convertible on the record date established for such vote, consent or approval (or, if no such record date is established, then the date on which such vote, consent or approval is taken or obtained).

2. PURCHASE PRICE. In consideration of the issuance and sale of the Preferred Stock to the Buyer, the Buyer shall pay to the Company the aggregate sum of $500,000, which shall be payable in immediately available funds (a) $100,000 on December 1, 1999, (b) $150,000 on December 31, 1999, and (c) $250,000 on
February 1, 2000. Such installments will be payable without interest, and may be prepaid (in whole or in part) at any time at the Buyer's option. Payment of such amounts will be secured by shares of common stock of the Buyer, which will be deposited into escrow with the Buyer's counsel, who shall act as escrow holder and deliver or return such shares pursuant to an escrow agreement in form satisfactory to the Company, the Buyer, the pledgor and such escrow agent. The initial collateral will consist of 100,000 shares of common stock of the Buyer, which will be placed in escrow at the time of closing; and, in conjunction with each scheduled payment as aforesaid, the number of shares held by the escrow agent will be adjusted so as to equal that number determined by dividing (i) the remaining installment payments due in respect of the Preferred Stock as provided here, by (ii) the arithmetic mean average of the average of the bid and ask prices of the common stock of the Buyer for the five (5) trading days ending three (3) business days prior to the subject scheduled payment date.


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3. BOARDS OF DIRECTORS.  The Definitive  Agreement  described below will include provisions whereby the Company will agree that (a) upon the payment of the second installment under paragraph 2 above, the Board of Directors of the Company will be expanded to eight members, with the vacancy thereby created being filled by Kevin Waltzer (or, in the event that Mr. Waltzer has died or is disabled on such date, another individual designated by the Buyer), (b) upon the payment of the final installment under paragraph 2 above, the Board of Directors of the Company will be increased to nine members, with the vacancy thereby created being filled by John J. Russell (or, in the event that Mr. Russell has died or is disabled on such date, another individual designated by the Buyer), and (c) the Board of Directors of the Company will not otherwise be increased at any time when the Preferred Stock is outstanding. The Definitive Agreement will also contain a provision whereby, at such time as Mr. Waltzer (or another individual designated by the Buyer) is installed on the Board of Directors of the Company, Frederic Richardson (or, in the event that Mr. Richardson has died or is disabled on such date, another individual designated by the Company) will be added to the Board of Directors of the Buyer.

4. OPERATION OF THE BUSINESS. At all times prior to the closing of the Investment or the abandonment of the proposed transactions described herein, the Company will conduct its business solely in the ordinary course, and will not enter into any material transaction outside of the ordinary course, including but not limited to issuing any additional capital stock of the Company (other than upon the exercise or conversion of any options, warrants, convertible securities or other rights outstanding on the date hereof), incurring any indebtedness for money borrowed or any other material indebtedness, changing its methods of payment of accounts payable or collection of accounts receivable, or paying any dividends, distributions, fees or other payments to stockholders, directors, executive officers or other affiliates of the Company (other than normal compensation and expense reimbursements in the ordinary course of business consistent with past practice).

5. EXPENSES. Each party will be responsible for the payment of its own costs and expenses (including, without limitation, professional fees of its attorneys, accountants and other advisors) in connection with these transactions.

6. DUE DILIGENCE. At all times through the preparation of definitive agreements and the closing of the Combination, the Buyer and its representatives will be afforded the opportunity to conduct a full due diligence investigation of the assets, business, financial condition, management and prospects of the Company, the results of which due diligence investigation shall be satisfactory to the Buyer.

7. CLOSING DATE. Subject to satisfactory completion of due diligence and the Definitive Agreement described below, it is anticipated that the closing of the Investment will occur on or before December 15, 1999.

8. CONCLUSION. This letter represents only an expression of our mutual intention at this time and shall not be construed or deemed to represent an agreement or agreement to agree as to any Investment or other transaction. It is expressly understood and agreed that the legal rights and obligations of the parties shall arise only pursuant to definitive agreements regarding the Investment



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(collectively,    the    "Definitive    Agreement"),     containing    customary
representations, warranties, covenants and agreements of the parties thereto and in form and content mutually satisfactory to such parties and their legal counsel; provided, however, that notwithstanding the otherwise non-binding nature of this letter, the provisions of paragraph 5 above, and the next succeeding paragraph below, shall be binding on the parties upon the execution and delivery of this letter.

Notwithstanding the foregoing, from the date of execution of this letter of intent by the Company through and including the earlier of December 15, 1999 or the execution of a Definitive Agreement, and thereafter as provided in the Definitive Agreement, the Company agrees that it will not (and will not permit any of its shareholders, directors, officers, or affiliates to) negotiate with or enter into any commitments, agreements or understandings with any person, firm or corporation (other than the Buyer) in respect of any sale of capital stock or assets of the Seller, any merger, consolidation or corporate reorganization, or any other such transaction relating to the Seller or any portion of its business.

If the foregoing accurately reflects the substance of our understanding at this time, please so indicate by signing a copy of this letter of intent in the space provided below.

                                            Very truly yours,

                                            WATCHOUT! INC., d/b/a Innovative
                                            Cybersystems Corporation

                                            By:________________________

Acknowledged, Confirm and
Agreed to:

INTERNATIONAL MERCANTILE CORPORATION, a/k/a MicroMatix.net, Inc.

By:_________________________________
Frederic Richardson, Chairman